EXHIBIT 10.55

ADDENDUM

This addendum sets forth the timing of the terms of the Swiss employment contract between Aart Brouwer and Celgene Management Sàrl.

While the effective date of the contract is November 1, 2008, to ensure continuous service under Swiss law, the cash compensation terms outlined will be effective January 1, 2009, commensurate with your change in responsibility and appointment to Senior Advisor to the Chairman & CEO and Chairman, International.

In accordance with this, your 2009 stock option grant is effective in April, 2009 when the 2009 stock option cycle begins.

/s/ Aart Brouwer	/s/ Sol J. Barer
A. BROUWER	S. BARER

ADDENDUM SUPPLEMENT

I hereby agree that Celgene International Sarl assigns and transfers my employment contract to Celgene Management Sarl effective as of the date of the new contract 11/1/08.

/s/ Aart Brouwer	17 Feb 09
Aart Brouwer	Date